Exhibit 10.1

April 7th, 2017
To
Mr. Avner Gal

Agreement

Reference is hereby made to that certain Employment Agreement executed between you (the "Employee" or "you") and A.D. Integrity Applications Ltd. (the "Company") in October 2010, (together with all exhibits and amendments thereto, the “Employment Agreement”). All of the terms used in this Agreement have the same meanings as set out in the Employment Agreement, unless specifically stated otherwise.

The Company and you have reached a mutual agreement that you voluntarily separate from your employment with the Company and from your directorship in the Company and in Integrity Applications Inc. ("Parent") (the Company and the Parent shall be referred herein collectively as "Integrity") and transition to a consulting arrangement with the Company pursuant to this Agreement without having an employer-employee relationship.

In accordance with your Employment Agreement you are entitled to a notice of 180 days prior to the effective separation of the Employment Agreement (the “Notice Period”). Notwithstanding the aforesaid, your effective separation will be April 7, 2017 (the "Separation Date") and the Company will pay you an amount equal to your Salary and the financial value of the other benefits you are entitled to receive under the Employment Agreement, that would have been paid to you during the Notice Period, in lieu of such prior notice.

You shall continue to be entitled to any and all rights and benefits owing and payable to you in connection with your Employment Agreement until the Separation Date.

In addition, in consideration for your execution of this Agreement, the Company and the Parent agree to provide you the following payments and benefits:

(i)
The Adjustment Period pursuant to section 19 of your Employment Agreement, shall be extended to 24 Salaries, including all the benefits mentioned in your Employment Agreement, paid to you in monthly installments subsequent to the Separation Date (the "Adjustment Period"), provided you will not work and/or provide services to any entity directly competing with the Company. In consideration for the aforesaid increased Adjustment Period, you shall provide the Company with consulting services during the Notice Period and the Adjustment Period as you and the CEO of the Parent agree provided that you shall not be required to provide more than 150 hours during the Adjustment Period, without such additional compensation as agreed to by you and the CEO of the Parent.

(ii)
Effective as of the date of this Agreement (the "Effective Date"), the Parent, shall accelerate the vesting of 88,259 outstanding unvested options to purchase common stock of the Parent at an exercise price per share equal to US$6.25 held by you as of the Effective Date. Additionally, the term of all your outstanding options (vested and unvested) shall be extended and be exercisable for five years from the Effective Date.

(iii)
On the Effective Date, the Parent shall grant you an option to purchase up to 300,000 shares of common stock of the Parent having an exercise price per share equal to US$4.50 and an option to purchase up to additional 50,000 shares of common stock of the Parent having an exercise price per share equal to US$7.75 (collectively the "Options"). The Options shall be exercisable for no more than seven years from the Effective Date, vest monthly over a 24 months period following the grant date and shall be subject to the terms and conditions set forth in the stock option agreement to be provided to you and pursuant to Parent's 2010 Incentive Compensation Plan, including the right to a cashless exercise. The Options shall be granted pursuant to Section 3(i) of the Israeli Income Tax Ordinance [new version]-1961.

Your undertakings pursuant to this Agreement are in addition to, and without derogation from, your undertakings towards the Company pursuant to the Employment Agreement or under any applicable law.

As part of the separation of your employment with the Company, the following actions will take place:

(i)
In the framework of the final account, the Company shall make the final payments due to you in connection with your employment and separation of employment with the Company as described under Annex A attached hereto;

(ii)
Upon the Separation Date, you will be provided with: (i) letters confirming the transfer to your name of the funds managed on your behalf, including your manager's insurance plan and pension funds (the "Funds Transfer Letters"); (ii) a letter confirming your period of employment with the Company; (iii) a letter of recommendation (the “Additional Letters”);

(iii)	On the Effective Date, you shall resign from the board of directors of both the Company and Parent, effective as of the Effective Date;

(iv)	You will serve as Chairman Emeritus of the Parent and member of its scientific advisory board.

Within 5 days of the Effective Date, you have offered to deliver and will deliver to the Company all documents and materials of any nature pertaining to your work with the Company and Integrity, and you will not take with you any documents or materials or copies thereof containing any information with respect to the Company and Integrity, including without limitation any such information contained on a laptop computer or mobile phone, except as necessary or requested by the CEO of the Parent in connection with your consulting duties. You may keep to yourself your laptop computer, mobile phone and your mobile phone number provided that any and all of Integrity’s documents, information and materials that are stored on the laptop and mobile phone, will be returned to the Company or destroyed (at Company’s option) and all copies thereof.

All entitlements under this Agreement are gross and shall be made after deduction of applicable taxes.

At the end of the Adjustment Period, you will be entitled to purchase the Car at its book value. If you decide not to purchase the Car, you shall return the Car to the Company on the last day of the Adjustment Period. You agree and declare that you will pay all parking/police tickets regarding the Car, in accordance with the period it was and will be held by you, and that the Company is entitled to set-off these amounts with other amounts you are entitled to receive from the Company.

You hereby confirm, declare and agree that notwithstanding the Separation of your employment with the Company, you will continue to comply with all your obligations concerning proprietary information and disclosure, as detailed in Exhibit B of the Employment Agreement.

You hereby agree not to make any direct or indirect derogatory statements regarding, or disparage in any way, the business or reputation of the Company or the Parent, or any of their directors, officers, shareholders, managers or employees or any statements that would damage the Company or any of the foregoing. The Company and the Parent agrees that its officers and directors shall not intentionally make any direct or indirect derogatory statements regarding, or disparage in any way your reputation.

Nothing in this Agreement is intended to be or shall be construed as an admission by you, the Company or the Parent that you or they violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the other or otherwise, the parties hereto expressly deny any such improper or illegal conduct.

You acknowledge that Integrity may use the image, likeness, voice, or other characteristics of you in the services, materials, computer programs, marketing and advertising and other deliverables created or used or distributed by or on behalf of Integrity in the course of its business.  You hereby consent to the use of such characteristics by Integrity and release Integrity, its directors, officers, employees, agents, contractors, licensees and assigns from any claims which you has or may have for invasion of privacy, right of publicity, defamation, copyright infringement, or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast, or exhibition of such characteristics.

You hereby confirm, declare and agree, on your behalf and on behalf of all your heirs, successors and assigns (the “Waiving Parties”), that upon the payment of all the amounts and entitlements set forth hereinabove and under Annex A and the receipt of the Letters, you will receive the complete and full compensation due to you from Integrity, in connection with your employment and Separation of employment with Integrity. Subject to the receipt of all the amounts and entitlements set forth hereinabove and under Annex A and the receipt of the Letters, you, on your behalf and on behalf of the Waiving Parties, forever and irrevocably waive, release and discharge the Company, the Parent, and their officers, directors, shareholders, agents, servants, employees, affiliated entities and successors and assigns, past and present (the "Indemnitees"), from any and all claims, demands, causes of actions, fees, liabilities and expenses of any kind whatsoever, whether known or unknown, against any of the Indemnitees by reason of any actual or alleged act, omission, practice, conduct, occurrence, or other matter, with respect to your employment with the Company and/or directorship in Integrity until the Separation Date and the termination thereof, including, without limitation, salary, bonuses, payment for notice periods, entitlement to stock options, contributions to  managers insurance (ביטוח מנהלים), pension fund (קרן פנסיה), education funds ((קרן השתלמות, severance pay, annual vacation and/or payment for accrual of unutilized vacation days, overtime pay (if and to the extent payable), car allowance, recreation (Convalescence) pay (דמי הבראה) sick pay, the conduct of a hearing process, and any other payment, entitlement, benefit or right. By countersigning this agreement you acknowledge that this agreement constitutes a waiver and release which applies to severance pay according to Section 29 of the Israeli Severance Pay Act, 5723-1963. For the avoidance of doubt it is clarified that the waiver referred to hereinabove does not derogate from the D&O insurance coverage.

You acknowledge that the restrictions contained in the two previous paragraphs are fair, reasonable, and necessary for the protection of the legitimate business interests of Integrity and that Integrity will suffer irreparable harm in the event of an actual or threatened breach of any such provision by you.

Subject to your fulfillment of your undertakings pursuant to this Agreement and your undertakings towards the Company pursuant to the Employment Agreement or under applicable law, the Company, the Parent and anyone on their behalf hereby forever and irrevocably waive, release, and discharge you from any and all claims, demands, causes of actions, fees, liabilities and expenses of any kind whatsoever, whether known or unknown, against you by reason of any actual or alleged act, omission, practice, conduct, occurrence, or other matter with respect to your employment with the Company until the Separation Date.
All the terms of this agreement are highly confidential and cannot be disclosed to any person or entity without Company's prior written consent, which shall not be unreasonably withheld. This undertaking is in addition to and shall not derogate from any confidentiality undertaking previously signed by you.

If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If the final judgment of a court of competent jurisdiction declares that any provision of this Agreement is invalid or unenforceable, you agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforced as so modified.

The provisions of this Agreement which by their terms call for performance subsequent to Separation Date or termination of this Agreement, shall so survive such termination.
This Agreement shall take effect only upon the approval of the board of directors of both the Company and Parent.

We thank you for your contribution to the Company and the Parent and wish you success in your future.

              Sincerely yours,

                                 A.D. Integrity Applications Ltd.
   Integrity Applications Inc.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has signed this Agreement on the date first mentioned above

___________________________________
Signature

Name: ____________ Address:______________ Email: _________________

Annex A

The pay slip for the payment in lieu of the Notice Period (180 days), and the Company's contribution to study fund up to the Effective Date ("Keren Hishtalmut") to be paid as follows: 20% subsequent to the Separation Date and remaining over 9 months in 5 equal payments (NIS 17,862 each), are attached.

Deduction File 951298223 No. of Company 513151878		Paycheck 03/2017						Company Name A.D. Integrity Applications Ltd. 19 Ha'Yahalomim st. Ashdod
Starting Date 01/01/04	Seniority	Rank	Sub Dept.	I.D. Number	Employee Name Avner Gal			Department 1	Employee # 1
Monthly Compensations:                23,854.00
Compensation Exempt:                     2,667.00
Compensation:                                   0.00
Salary for compensation:                 286,372.00
Provident Fund:                                19,809.00
Salary for Provident Fund:              286,372.00
Monthly Employer Study Fund:    0.00
Salary for study fund:                      0.00
				Payment Description	Quantity	Fee	%	Net To reflect	Total Payments
				Base Pay Convalescence pay Car allowance Accumulated Vacation Early Notice base pay Car Allowed gross up tax Taxable Study Fund Value of use of vehicle Value of annuity Disability insurance value Mobile phone value Value of severance pay	1.23 28.00 6.00 87.75 6.00 1.00 1.00 1.00 1.00 1.00 1.00	40,000.00 378.00 6,000.00 1,818.00 40,000.00 151,612.00 4,190.00 16,671.00 996.00 105.00 21,187.00		4,190.00	49,332.00 10,854.00 36,000.00 159,530.00 240,000.00 4,190.00 151,612.00
Credits 2.25	Space working Yes	Family status M
Personal Credit 483	% Fixed Tax	מס שולי 50.00
Shits Except	Provident Fund Credit 211	Additional credit
Income tax for coordination	Salary for Coordination	Tax Coordination

Compulsory Deductions	Sum	Optional Deductions	Balance	Qty	Total
Income Tax	336,589.00	Expenses Reimbursement	509.00	‐1	‐509.00
Social Security	2,403.00	Non Taxable Study Fund	98,078.00	‐1	‐98,078.00
Convalescence fee	1,716.00
Convalescence allowance	516.00
Pension Allowance	16,666.00
Total	357,890.00	Total			‐98,587.00

Taxable Income	542,785.00
Salary for National Security	43,240.00
Total Payments	651,248.00
Total Deductions	357,890.00
Net Salary	293,358.00
Payment amount	391,945.00
Vacation days
	Current balance	Use	New Balance
Vacation Sick days	69.5 90.0	72.0 0.0	0.0 90.0
Days Per month		2.5

Cumulative Data
Payments	738,681.0	1,451	Total social security	129,720
Total Salary	56,087.0
Taxable Salary	643,156.0		Employer Provident Fund	27,015
Income tax	366,216.0	632		‐
Social Security	12,357.0		Employer Compensations	30,024
Study fund	21,626.0			151,612